Exhibit 99.1

Hydrofarm Holdings Group Announces Fourth Quarter and Full Year 2025 Results

Shoemakersville, PA — March 27, 2026 — Hydrofarm Holdings Group, Inc. (“Hydrofarm” or the “Company”) (Nasdaq: HYFM), a leading independent manufacturer and distributor of branded hydroponics equipment and supplies for controlled environment agriculture, today announced financial results for its fourth quarter and fiscal year ended December 31, 2025.
Fourth Quarter vs. Prior Year Period:
•Net sales decreased to $25.1 million compared to $37.3 million.
•Gross Profit Margin increased to 8.5% of net sales compared to 4.9%.
•Adjusted Gross Profit Margin(1) increased to 15.4% of net sales compared to 9.6%.
•SG&A expense and Adjusted SG&A(1) expense decreased by 43.5% and 18.9%, respectively.
•Net loss increased to $242.2 million compared to $17.5 million. Net loss in the fourth quarter of 2025 included a non-cash impairment charge of $232.2 million, primarily attributable to intangible assets.
•Adjusted EBITDA(1) of $(4.9) million compared to $(7.3) million.
•Cash used in operating activities and Free Cash Flow(1) were $(4.0) million and $(4.3) million, respectively.
(1) Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted SG&A, Adjusted SG&A as a percent of net sales, Adjusted EBITDA, and Free Cash Flow are non-GAAP measures. For a description of our non-GAAP measures see the “Non-GAAP Measures” section accompanying this release; and for reconciliations of GAAP to non-GAAP measures see the “Reconciliation of Non-GAAP Measures” accompanying this release.
Bill Toler, Chief Executive Officer of Hydrofarm, said, "In the fourth quarter we continued to execute against our strategy and achieved our best proprietary sales mix quarter of 2025. Despite this sales mix improvement, lower volumes hindered our Adjusted Gross Profit Margin in the quarter. We reduced Adjusted SG&A expense by 18.9% compared to the fourth quarter of 2024, representing our 14th consecutive quarter of meaningful year-over-year expense reductions. To further reduce costs and right size our operations, we made significant progress towards our previously announced restructuring plan. We are now substantially complete with the consolidation of our U.S. manufacturing facilities into one location, and further reduced our U.S. distribution centers down to two locations. We are focused on positioning the business to drive high quality revenue streams, improved profitability, and strengthen our financial position."
Fourth Quarter 2025 Financial Results
Net sales in the fourth quarter of 2025 decreased 32.7% to $25.1 million compared to $37.3 million in the prior year period. This was primarily due to a 27.3% decline in volume/mix of products sold primarily related to industry oversupply, and a 5.6% decrease in price.
Gross Profit increased to $2.1 million, or 8.5% of net sales, compared to $1.8 million, or 4.9% of net sales, in the prior year period. Adjusted Gross Profit(1) increased to $3.9 million, or 15.4% of net sales, compared to $3.6 million, or 9.6% of net sales, in the prior year period. Gross Profit, Adjusted Gross Profit(1), Gross Profit Margin, and Adjusted Gross Profit Margin(1) improved as a result of higher sales of proprietary brands and improved productivity. These increases more than offset the impact of lower net sales.
Selling, general and administrative (“SG&A”) expense was $9.6 million, compared to $17.0 million in the prior year period, and Adjusted SG&A(1) expense was $8.8 million compared to $10.8 million in the prior year period. SG&A expense decreased primarily due to lower amortization expense. In addition, both SG&A and Adjusted SG&A(1) expenses decreased as a result of the Company’s restructuring actions and cost-saving initiatives.

Net loss was $242.2 million, or $(51.89) per diluted share, compared to a net loss of $17.5 million, or $(3.80) per diluted share, in the prior year period. The decline in net loss was due to an impairment charge of $232.2 million primarily attributable to intangible assets, as well as lower net sales, partially offset by SG&A expense reductions.
Adjusted EBITDA(1) increased to $(4.9) million, compared to $(7.3) million in the prior year period. The increase was related to higher Adjusted Gross Profit(1) and lower Adjusted SG&A(1) expenses.
Balance Sheet, Liquidity and Cash Flow
As of December 31, 2025, the Company had $6.3 million in cash. The Company ended the fourth quarter with $114.4 million in principal balance on its Term Loan outstanding, $7.8 million in finance leases, and $0.1 million in other debt outstanding.
Cash used in operating activities was $4.0 million and the Company invested $0.3 million in capital expenditures, yielding Free Cash Flow(1) of $(4.3) million during the three months ended December 31, 2025. Free Cash Flow(1) decreased from the prior year period, primarily due to lower earnings and working capital changes.
On February 4, 2026, the Company elected to defer making the interest payment of approximately $2.8 million on the Term Loan. As a result of the Company’s failure to pay the interest within the grace period, an event of default occurred with respect to the Term Loan. As a result of the event of default, the Term Loan was reclassified to current portion of long-term debt from long-term debt and interest began accruing at a rate that is 2% per annum in excess of the interest rate otherwise payable. The Company and its Board of Directors are exploring strategic alternatives to strengthen the Company’s liquidity and capital structure, and are engaged in ongoing discussions with the Term Loan lenders. On February 17, 2026, the Company entered into an agreement to terminate its Revolving Credit Facility.
Strategic Priorities
Hydrofarm remains committed to its strategic priorities: drive high-quality revenue streams, improve profit margins and strengthen financial position. While maintaining our dedication to customer service, we are focused on reducing costs and improving productivity within the organization. Our initiatives include implementing operational changes, consolidating our facility footprint, reducing headcount, and focusing our sales efforts on our proprietary brand offerings.
(1) Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted SG&A, Adjusted SG&A as a percent of net sales, Adjusted EBITDA, and Free Cash Flow are non-GAAP measures. For a description of our non-GAAP measures see the “Non-GAAP Measures” section accompanying this release; and for reconciliations of GAAP to non-GAAP measures see the “Reconciliation of Non-GAAP Measures” accompanying this release.
About Hydrofarm Holdings Group, Inc.
Hydrofarm is a leading independent manufacturer and distributor of branded hydroponics equipment and supplies for controlled environment agriculture, including grow lights, climate control solutions, grow media and nutrients, as well as a broad portfolio of innovative proprietary branded products. For over 40 years, Hydrofarm has helped growers make growing easier and more productive. The Company’s mission is to empower growers, farmers and cultivators with products that enable greater quality, efficiency, consistency and speed in their grow projects.
Cautionary Note Regarding Forward-Looking Statements
Statements contained in this press release, other than statements of historical fact, which address activities, events and developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company’s management, and the Company’s assumptions regarding such performance and plans are “forward-looking statements” within the meaning of the U.S. federal securities laws that are subject to risks and uncertainties. These forward-looking statements generally can be identified as statements that include phrases such as “guidance,” “outlook,” “projected,” “believe,” “target,” “predict,” “estimate,” “forecast,” “strategy,” “may,” “goal,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Actual results could differ materially from the forward-looking information in this release due to a variety of factors, including, but not limited to:
The Company's ability to continue as a going concern; The Company's level of indebtedness; The market in which the Company operates has been substantially adversely impacted by conditions of the agricultural and cannabis industries, including oversupply and decreasing prices of the products the Company's end customers sell, which, in turn, has materially adversely impacted the Company's sales and other results of operations and which may continue to do so in the future; If industry conditions worsen or are sustained for a lengthy period, the Company could be forced to take additional impairment charges and/or inventory and accounts receivable reserves, which could be substantial, and, ultimately, the Company may face liquidity challenges; The Company’s current and future debt facilities may limit the operation of the Company’s business including restricting its ability to sell products directly to the cannabis industry; Although equity financing may be available, the Company's current stock prices are at depressed levels and any such financing would be dilutive; Interruptions in the Company's supply chain could adversely impact expected sales growth and operations; Increased prices and inflation could adversely impact the Company's performance and financial results; Global political and economic conditions including the imposition of potential tariffs could increase the costs of the Company's products and adversely impact the competitiveness of the Company's products and the Company's financial results; The Company may be unable to meet the continued listing standards of Nasdaq; The Company's restructuring activities may increase our expenses and cash expenditures, and may not have the intended cost saving effects; The highly competitive nature of the Company’s markets could adversely affect its ability to maintain or grow revenues; Certain of the Company’s products may be purchased for use in new or emerging industries or segments, including the cannabis industry, and/or be subject to varying, inconsistent, and rapidly changing laws, regulations, administrative and enforcement approaches, and consumer perceptions which may adversely impact the market for the Company’s products; The market for the Company’s products has been impacted by conditions impacting its customers, including related crop prices, climate change, and other factors impacting growers; Compliance with government laws and regulations including environmental and other public health regulations or changes in such regulations or regulatory enforcement priorities could increase the Company’s costs of doing business or limit the Company’s ability to market all of its products; Damage to the Company’s reputation or the reputation of its products or products it markets on behalf of third parties could have an adverse effect on its business; If the Company is unable to effectively execute its e-commerce business, its reputation and operating results may be harmed; The Company’s operations may be impaired if its information technology systems fail to perform adequately or if it is the subject of a data breach or cyber-attack; The Company may not be able to adequately protect its intellectual property and other proprietary rights that are material to the Company’s business; Acquisitions, other strategic alliances and investments could result in operating and integration difficulties, dilution and other harmful consequences that may adversely impact the Company’s business and results of operations. Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company’s annual, quarterly and other reports. The Company disclaims any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments except as otherwise required by law.
Contact:
ir@hydrofarm.com

Hydrofarm Holdings Group, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except share and per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2025	2024	2025	2024
Net sales	$25,123	$37,314	$134,252	$190,288
Cost of goods sold	22,994	35,476	119,043	158,155
Gross profit	2,129	1,838	15,209	32,133
Operating expenses:
Selling, general and administrative	9,580	16,958	59,948	72,794
Impairments	232,179	—	232,179	—
Loss on asset disposition	—	—	—	11,520
Loss from operations	(239,630)	(15,120)	(276,918)	(52,181)
Interest expense	(3,328)	(3,585)	(13,427)	(15,237)
Other (expense) income, net	(45)	1,196	(185)	1,570
Loss before tax	(243,003)	(17,509)	(290,530)	(65,848)
Income tax benefit (expense)	849	(4)	740	(869)
Net loss	$(242,154)	$(17,513)	$(289,790)	$(66,717)

Net loss per share:
Basic	$(51.89)	$(3.80)	$(62.35)	$(14.51)
Diluted	$(51.89)	$(3.80)	$(62.35)	$(14.51)
Weighted-average shares of common stock outstanding:
Basic	4,667,004	4,607,762	4,647,945	4,598,640
Diluted	4,667,004	4,607,762	4,647,945	4,598,640

Hydrofarm Holdings Group, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share and per share amounts)

	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$6,309	$26,111
Accounts receivable, net	8,186	14,756
Inventories	33,324	50,633
Prepaid expenses and other current assets	3,622	3,712
Total current assets	51,441	95,212
Property, plant and equipment, net	30,334	37,545
Operating lease right-of-use assets	37,765	42,869
Intangible assets, net	2,801	249,002
Other assets	1,463	1,476
Total assets	$123,804	$426,104
Liabilities and stockholders’ (deficit) equity
Current liabilities:
Accounts payable	$9,752	$12,279
Accrued expenses and other current liabilities	7,688	10,647
Deferred revenue	2,742	2,611
Current portion of operating lease liabilities	7,543	7,731
Current portion of finance lease liabilities	455	459
Current portion of long-term debt	111,853	1,260
Total current liabilities	140,033	34,987
Long-term operating lease liabilities	32,800	37,553
Long-term finance lease liabilities	7,381	7,830
Long-term debt	50	114,693
Deferred tax liabilities	2,130	3,047
Other long-term liabilities	4,706	4,272
Total liabilities	187,100	202,382
Commitments and contingencies
Stockholders’ (deficit) equity
Common stock ($0.0001 par value; 300,000,000 shares authorized; 4,667,004 and 4,614,279 shares issued and outstanding at December 31, 2025, and December 31, 2024, respectively)	—	—
Additional paid-in capital	791,227	790,094
Accumulated other comprehensive loss	(7,272)	(8,911)
Accumulated deficit	(847,251)	(557,461)
Total stockholders’ (deficit) equity	(63,296)	223,722
Total liabilities and stockholders’ (deficit) equity	$123,804	$426,104

Hydrofarm Holdings Group, Inc.
RECONCILIATION OF NON-GAAP MEASURES
(In thousands, except share and per share amounts)
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2025	2024	2025	2024
Reconciliation of Adjusted Gross Profit:
Gross Profit (GAAP)	2,129	1,838	15,209	32,133
Depreciation, depletion and amortization	1,044	1,362	5,119	6,222
Restructuring expenses[1]	688	388	5,104	1,946
Severance and other[2]	—	5	—	5
Adjusted Gross Profit (Non-GAAP)	$3,861	$3,593	$25,432	$40,306

As a percent of net sales:
Gross Profit Margin (GAAP)	8.5%	4.9%	11.3%	16.9%
Adjusted Gross Profit Margin (Non-GAAP)	15.4%	9.6%	18.9%	21.2%

	Three months ended December 31,		Twelve months ended December 31,
	2025	2024	2025	2024
Reconciliation of Adjusted SG&A:
Selling, general and administrative (GAAP)	$9,580	$16,958	$59,948	$72,794
Depreciation, depletion and amortization	41	6,005	18,023	24,469
Restructuring expenses[1]	333	114	495	277
Severance and other[2]	100	(99)	459	165
Stock-based compensation[3]	215	93	1,186	2,399
Acquisition and integration expenses[4]	99	—	324	—
Adjusted SG&A (Non-GAAP)	$8,792	$10,845	$39,461	$45,484

As a percent of net sales:
SG&A (GAAP)	38.1%	45.4%	44.7%	38.3%
Adjusted SG&A (Non-GAAP)	35.0%	29.1%	29.4%	23.9%

	Three months ended December 31,		Twelve months ended December 31,
	2025	2024	2025	2024
Reconciliation of Adjusted EBITDA:
Net loss (GAAP)	$(242,154)	$(17,513)	$(289,790)	$(66,717)
Interest expense	3,328	3,585	13,427	15,237
Income tax (benefit) expense	(849)	4	(740)	869
Depreciation, depletion and amortization	1,085	7,367	23,142	30,691
Restructuring expenses[1]	1,021	502	5,599	2,223
Severance and other[2]	100	(94)	459	170
Stock-based compensation[3]	215	93	1,186	2,399
Acquisition and integration expenses[4]	99	—	324	—
Other expense (income), net[5]	45	(1,196)	185	(1,570)
Impairments[6]	232,179	—	232,179	—
Loss on asset disposition[7]	—	—	—	11,520
Adjusted EBITDA (Non-GAAP)	$(4,931)	$(7,252)	$(14,029)	$(5,178)

As a percent of net sales:
Net loss (GAAP)	(963.9)%	(46.9)%	(215.9)%	(35.1)%
Adjusted EBITDA (Non-GAAP)	(19.6)%	(19.4)%	(10.4)%	(2.7)%

	Three months ended December 31,		Twelve months ended December 31,
	2025	2024	2025	2024
Reconciliation of Free Cash Flow:
Net cash (used in) from operating activities (GAAP):	$(3,975)	$2,656	$(14,059)	$(324)
Capital expenditures of Property, plant and equipment (GAAP)	(329)	(270)	(1,024)	(2,892)
Free Cash Flow (Non-GAAP):	$(4,304)	$2,386	$(15,083)	$(3,216)
Notes to GAAP to Non-GAAP reconciliations presented above (Adjusted Gross Profit, Adjusted SG&A, Adjusted EBITDA, and Free Cash Flow):
1.For the three and twelve months ended December 31, 2025, and December 31, 2024, Restructuring expenses related primarily to non-cash inventory markdowns, and the cash charges incurred to relocate and terminate certain facilities.
2.For the three and twelve months ended December 31, 2025, and December 31, 2024, Severance and other charges primarily related to estimated net legal costs related to certain litigation and severance charges.
3.Includes stock-based compensation and related employer payroll taxes on stock-based compensation for the periods presented.
4.For the three and twelve months ended December 31, 2025, Acquisition and integration expenses includes consulting, transaction services and legal fees for potential acquisitions, divestitures, or strategic combinations.
5.For the twelve months ended December 31, 2025, Other expense, net related primarily to a loss on debt extinguishment recorded in conjunction with the Term Loan prepayment, as well as foreign currency exchange rate gains and losses and other non-operating income and expenses. For the three and twelve months ended December 31, 2024, Other income, net also included a cash settlement arising from an outstanding litigation matter of a previously acquired entity.
6.For the three and twelve months ended December 31, 2025, intangible assets and PP&E were impaired as we determined that the fair value was below carrying value, as a result of industry conditions, as well as continued declines in operating cash flows and profitability.
7.Loss on asset disposition for the twelve months ended December 31, 2024, relates to the sale in the second quarter of 2024 of the inventories, and property, plant and equipment associated with the Company's Innovative Growers Equipment branded products to CM Fabrication, LLC.

Non-GAAP Financial Measures
We report our financial results in accordance with generally accepted accounting principles in the U.S. (“GAAP”). Management believes that certain non-GAAP financial measures provide investors with additional useful information in evaluating our performance and that excluding certain items that may vary substantially in frequency and magnitude period-to-period from net loss provides useful supplemental measures that assist in evaluating our ability to generate earnings and to more readily compare these metrics between past and future periods. These non-GAAP financial measures may be different than similarly titled measures used by other companies.
To supplement our condensed consolidated financial statements which are prepared in accordance with GAAP, we use "Adjusted EBITDA", "Adjusted Gross Profit", "Adjusted SG&A", "Free Cash Flow", "Net Debt", and "Liquidity" which are non-GAAP financial measures. We also present certain of these non-GAAP metrics as a percentage of net sales. Our non-GAAP financial measures should not be considered in isolation from, or as substitutes for, financial information prepared in accordance with GAAP. There are several limitations related to the use of our non-GAAP financial measures as compared to the closest comparable GAAP measures.
We define Adjusted EBITDA (non-GAAP) as net loss (GAAP) excluding interest expense, income taxes, depreciation, depletion and amortization, stock-based compensation including employer payroll taxes on stock-based compensation, restructuring expenses, impairments, severance, loss on asset disposition, other income/expense, net, and other non-cash, unusual and/or infrequent costs (i.e., acquisition and integration expenses), which we do not consider in our evaluation of ongoing operating performance.
We define Adjusted EBITDA (non-GAAP) as a percent of net sales as Adjusted EBITDA (as defined above) divided by net sales in the respective period.
We define Adjusted Gross Profit (non-GAAP) as Gross Profit (GAAP) excluding depreciation, depletion, and amortization, restructuring expenses, severance and other expenses, and other non-cash, unusual and/or infrequent costs, which we do not consider in our evaluation of ongoing operating performance.
We define Adjusted Gross Profit Margin (non-GAAP) as a percent of net sales as Adjusted Gross Profit (as defined above) divided by net sales in the respective period.
We define Adjusted SG&A (non-GAAP) as SG&A (GAAP) excluding depreciation, depletion, and amortization, stock-based compensation including employer payroll taxes on stock-based compensation, restructuring expenses, severance and other expenses, and other non-cash, unusual and/or infrequent costs (i.e., acquisition and integration expenses), which we do not consider in our evaluation of ongoing operating performance.
We define Adjusted SG&A (non-GAAP) as a percent of net sales as Adjusted SG&A (as defined above) divided by net sales in the respective period.
We define Free Cash Flow (non-GAAP) as Net cash from (used in) operating activities less capital expenditures for property, plant and equipment. We believe this provides additional insight into the Company's ability to generate cash and maintain liquidity. However, Free Cash Flow does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service our debt or other cash flows from financing activities or investing activities.
We define Liquidity as total cash, cash equivalents and restricted cash, if applicable, plus available borrowing capacity on our Revolving Credit Facility.
We define Net Debt as total debt principal outstanding plus finance lease liabilities and other debt, less cash, cash equivalents and restricted cash, if applicable.